Exhibit 10.13

[POLYPORE LETTERHEAD]

Personal and Confidential

December 4, 2003

Frank Nasisi

Polypore, Inc.

13800 South Lakes Drive

Charlotte, NC 28273

Dear Frank:

You have been selected to participate in a special compensation protection program called the Key Employee Severance Program (the “Severance Program”).  We are aware that the strategic initiatives we are considering may cause some concern or uncertainty for you.  As a key member of the Polypore (as defined herein) team, we want to ensure that you are treated fairly during this period of time, so that you can focus your efforts on your employment responsibilities.

With this in mind, Polypore has developed the Severance Program, the terms of which are described below in this letter agreement (the “Agreement”).  As a condition to receiving any amounts described in this Agreement, you must (i) keep the terms of this Agreement confidential and comply with the terms of the confidentiality provisions as described in this Agreement and (ii) sign the Agreement and return it in a confidential envelope by December 12, 2003 to Jay Tiedemann at Polypore’s office at 4838 Jenkins Avenue, North Charleston, South Carolina 29405.

1.             Definitions.

“Closing” shall mean the preparation, due diligence, and consummation of the sale, merger, or swap of substantially all of Polypore’s stock or assets.

“Cause” shall mean that you have:

(i)                                     been convicted of or engaged in conduct which constitutes a felony, or a misdemeanor involving moral turpitude;

(ii)                                  been found by the Board of Directors to have willfully engaged in conduct which is demonstrably and materially injurious to Polypore or any purchaser or successor;

(iii)                               been found by the Board of Directors to have intentionally failed or refused to, in any material respect, competently perform your duties and responsibilities (after notice and opportunity to cure if such material failure can be cured);

(iv)                              breached your duty of loyalty to, or committed any act of fraud, theft or dishonesty against or involving Polypore or any purchaser thereof or successor thereto; or

(v)                                 breached any provision of this Letter Agreement or other material agreement with Polypore.

“Change of Control” shall mean any person or group (other than Jerry Zucker, ZB Holdings, Inc., The InterTech Group, Inc., and/or Golder, Thoma, Cressey & Rauner and/or one or more of their subsidiaries, affiliates, or funds, individually or collectively) acting jointly or in concert becomes the owner or controlling body, directly or indirectly, of over 50% of the common and other voting shares of the Company.

“Constructive Dismissal” shall mean, for purposes of this Agreement, the occurrence of any of the following without your consent:

(i)                                     a material reduction in benefits taken as a whole, including, but not limited to benefits of any retirement benefit program, health benefit program or other fringe benefit plan or the failure of Polypore to continue any such plan or program at any time that this Agreement is in force if such failure constitutes such material reduction;

(ii)                                  a reduction in base salary;

(iii)                               any material change in Executive’s title as of the date of this Agreement (other than any such change in connection with a promotion or lateral reassignment);

(iv)                              the relocation of your position to a location more than 30 miles away from its current site;

(v)                                 any material diminution in Executive’s level of authority and freedom to exercise the authority delegated to such Executive other than an isolated, insubstantial or inadvertent action that is not made in bad faith and is remedied by Polypore within 30 days after written notice thereof has been given by Executive;

(vi)                              the assignment to Executive of any duties materially inconsistent with such Executive’s duties and title as of the date of this Agreement, other than a lateral reassignment, an isolated, insubstantial or inadvertent action that is not made in bad faith and is remedied by Polypore within 30 days after written notice thereof has been given by Executive; or

(vii)                           any material breach of this Agreement by Polypore, which breach has not been cured within 30 days after written notice thereof has been given to Polypore by Executive.

“Executive” shall mean the party to whom this Agreement is addressed.

“General Release” shall mean a general release in customary form reasonably satisfactory to Polypore.

“Polypore” shall mean Polypore, Inc. and any subsidiaries and affiliates thereof.

2.             Severance Payments.

If you are terminated by Polypore or a successor during the period from the date of any Change of Control until the eighteen month anniversary thereof (i) without Cause, (ii) due to death or disability, or (iii) upon the occurrence of a Constructive Dismissal, you will be entitled to severance equal to your base salary and average bonus for the previous two years (or shorter period if you have less than two years of service).  You will receive the average bonus within 10 days of termination and will continue to receive your base salary in regular installments from the date of termination through the one-year anniversary of such termination, if and only if, you have executed and delivered to Polypore a General Release. In the event of death, any payments due will be paid to your beneficiary.

3.             Continued Employment.

Except as specifically provided otherwise in this Agreement, your rights to amounts under this Agreement are conditioned on your remaining an employee of Polypore, a purchaser or successor, and your diligent and faithful performance of the duties assigned to you until the earliest of (i) the date you are terminated without Cause, (ii) the date of your death or disability, or (iii) the date you are subject to Constructive Dismissal. Except as specifically provided herein, you will not be entitled to any amount otherwise due hereunder if you resign from your employment with Polypore or a successor, or if your employment is terminated for Cause by Polypore or a successor.

4.             Notice.

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed, or by such other delivery service providing receipts, in either case postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

To Polypore:

Polypore, Inc.
4838 Jenkins Avenue

North Charleston, South Carolina  29405
Attention:  Jay Tiedemann

To Executive:

Frank Nasisi

Polypore, Inc.

13800 South Lakes Drive

Charlotte, NC  28273

5.             Withholding Taxes.

Polypore may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

6.             Effect on Other Benefit Plans.

Any payment made to you pursuant to the terms of this Agreement are in lieu of any severance, furlough or similar payments to which you may have otherwise been entitled.  Additionally, for the duration of your severance payments, you will be entitled to continue your medical coverage at the active employee rates.  Any employer contributions to company-sponsored pension or retirement plans will continue to be made on your behalf to the extent allowed by law.  In the event we are not allowed to make those contributions on your behalf, we will pay a like amount to you as additional severance.  All of the terms and conditions of any health, retirement, savings or other employee benefit plan, except as modified by this Agreement, shall continue to apply to you.

7.             Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the senior corporate Human Resource officer or President of Polypore or any purchaser or successor.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

8.             Cooperation in Efforts.

You agree to use your best efforts to cooperate with. Polypore as it negotiates and pursues consummation of the Closing (including, without limitation, in connection with any governmental filing or any investigation by any governmental body relating to the Closing).  You also agree to answer inquiries from Polypore regarding the Closing to the best of your ability and consistent with your duty to act in the best interests of Polypore.  In addition, you agree, at

Polypore’s request, to diligently review any documents regarding the Closing before they are executed, particularly all representations and warranties made by Polypore about the business of Polypore, and, if requested by Polypore, certify in writing as to whether you have any knowledge of any material misstatements or omissions.

9.             Confidentiality.

Except as required by any court or governmental entity, you agree not to disclose or discuss with any person (including any employee of Polypore, or its successors) the existence or terms of this Agreement and you agree not to disclose or discuss with any person for a period of two years after the date hereof (regardless of any termination of this Agreement), the terms or conditions of the Closing or the status of any sale or merger discussions or negotiations involving any other entity; provided, however, that (i) you are free to consult with any of Jerry Zucker, Frank Nasisi, Lynn Amos, or Jay Tiedemann, as the case may be, (ii) with the prior written approval of Polypore, you are free to disclose such matters to, and discuss such matters with, any representatives of a prospective buyer of the business, assets or securities of Polypore and its subsidiaries and (iii) you are free to consult with your financial or legal counsel regarding your rights under this Agreement, subject to such counsel’s prior agreement to the same level of confidentiality set forth in this Agreement.

In addition, you agree that you will not provide any confidential information (as defined below) to any third party (including investors and financing sources) or other person in connection with the Closing without the express prior written consent or approval of Polypore, and you understand and agree that this obligation shall be considered an obligation in addition to any other obligation(s) you have to protect confidential information of Polypore.

For purposes of this Letter, the term “confidential information” shall mean all information (whether or not specifically labeled or identified as confidential) in any form or medium (including digital media) that is disclosed to, or developed or learned by you in the performance of your duties for Polypore and that relates to the business, operations, finances, products, services, or research and development for Polypore or its respective suppliers, customers or clients, including, without limitation, (i) information relating to strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices and programs, costs, pricing structures, and accounting practices; (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, such suppliers, clients and customers and their confidential information; (iii) compilations of data and analyses, processes, formulae, methods, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) computer software (including, without limitation, operating systems and applications), documentation, data and data bases; and (v) inventions, designs, developments, devices, methods and processes (whether or not patentable or reduced to practice).

Confidential information shall not include any information that has become publicly known through no wrongful act or breach of obligation of confidentiality.

10.           Validity.

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

12.           Fees and Expenses.

Polypore shall pay all reasonable legal and accounting fees and related expenses incurred by you in connection with the Agreement following a termination without Cause or a Constructive Dismissal, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting any termination of your employment by Polypore or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, provided, however, that you shall be required to repay any such amounts to Polypore to the extent that a court issues a final order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

13.           Counterparts.

This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.           Employment Status.

Nothing contained in this Agreement shall impair or interfere in any way with your right to terminate employment or the right of Polypore to terminate your employment with or without Cause.  Nothing contained in this Agreement shall be construed as a contract of employment between Polypore and you.

15.           Prior Agreements.

As a condition to your participation in the Severance Program described above, you agree to waive any and all rights and claims in connection with any prior severance agreement or Change in Control agreement.  If, however, a prior agreement that is still in force provides a greater benefit to you under the circumstances described in this Agreement, that greater benefit may be substituted in total, at your sole discretion, for the benefits provided in Sections 2 and 6 above.

If you are in agreement with the above and foregoing, please signify your acceptance by signing and dating both copies of this Agreement in the space provided below and returning one copy to Jay Tiedemann in a confidential envelope no later than December 19, 2003.

Very truly yours,
POLYPORE, INC.

By:	/s/ Jay Tiedemann
Name:	Jay Tiedemann
Title:	Vice President - Human Resources,
Risk Management, and Administration

Acknowledged and

Agreed to this 10 day

of DECEMBER, 2003

/s/ Frank Nasisi
Signature